Fixed Overview Report: CSMC 07-3 prelim 5.5s

Summary of Loans in Statistical Calculation Pool

(As of 3/12/2007 )

Range

Total Number of Loans		532
Total Outstanding Balance		$274,470,458
Average Loan Balance		$553,284	$ 50,061 to	$ 1,762,407
WA Mortgage Rate		5.960%	5.250% to	6.625%
WA Original Term (months)		359	252 to	360
WA Remaining Term (months)		337	219 to	360
WA Age (months)		23	0 to	52
WA LTV		70.68%	26.00% to	100.00%
WA CLTV		73.33%	26.00% to	100.00%
WA FICO		751	568 to	823
Balloon		0.00%
California North		18.70%
California South	(ZIP : 90000 - 93600)	31.03%
Size (% of pool)	Jumbo/Super-Jumbo	100.00%
	Conforming (Size=C)	0.00%
Secured by (% of pool)	1st Liens	100.00%
	2st Liens	0.00%

Top 10 States	Top 10 Prop	Doc Types	Purpose Codes	Occ Codes	IO Loans

CA	49.73%	SFR	69.04%	FL	61.40%	P	44.25%	P	95.69%	0	89.09%
FL	6.02%	PUD	25.99%	SS	11.18%	CO	29.76%	S	3.63%	120	10.15%
GA	5.99%	CO	3.58%	RE	27.42%	RT	25.99%	I	0.69%	180	0.54%
TX	4.15%	2-4F	1.40%							60	0.22%
VA	3.75%
MD	3.71%
WA	3.25%
CO	3.20%
AZ	2.85%
IL	2.38%

This  free writing prospectus is  not required  to contain all information that is required to be  included in the  base prospectus and the  prospectus supplement  that will be  prepared for the securities  offering to which  this free writing prospectus relates. This  free writing prospectus is  not an offer to  sell or a  solicitation of an offer to  buy these securities in any state  where such offer, solicitation or sale is  not permitted. The information in this free writing prospectus is  preliminary, and may be  superseded by an additional free writing prospectus provided to  you prior to the time  you enter into a contract of sale. This preliminary free writing prospectus is being  delivered to you solely to  provide you with  information about the  offering of the Certificates referred to in this preliminary free writing prospectus and to  solicit an offer to  purchase the  Certificates, when, as and if issued. Any such offer to  purchase made  by you will not be accepted and will not constitute a  contractual commitment by you to  purchase any of the Certificates  until we have accepted your offer to  purchase Certificates. We will not accept any offer by you to  purchase Certificates, and  you will not have any contractual commitment to  purchase any of the Certificates  until after you have received the  free writing prospectus provided to  you prior  to the  time you enter into a  contract of sale. You may withdraw your offer to purchase Certificates at any time prior  to our acceptance of your offer. Any legends, disclaimers  or other notices that may appear at the  bottom of the  email communication to which  this free writing prospectus is attached relating to (1) these materials not constituting an offer (or a solicitation of an offer), (2)  no representation that these materials are accurate or complete and may not be updated or (3) these materials possibly being  confidential are not applicable to these materials and should  be disregarded. Such legends, disclaimers  or other notices  have been automatically generated as  a result of these materials having been sent via Bloomberg or another system.

	Total Sched Bal	Loan Count	PCT	Avg Sched Bal	Min Coupon	Max Coupon	WAC	Net Rate	Cutoff RTerm	Cutoff Season	FICO	LTV
All	274,470,458.06	532	100.00	553,284.40	5.25	6.63	5.96	5.69	337	23	751	71
orig_balance
400000.01 =< ... < 500000.01	107,671,966.48	255	39.23	445,300.95	5.25	6.50	5.97	5.69	335	23	754	71
500000.01 =< ... < 600000.01	67,577,340.50	137	24.62	525,394.05	5.38	6.63	5.97	5.70	339	20	752	73
600000.01 =< ... < 700000.01	34,866,914.00	61	12.70	625,519.68	5.38	6.50	5.97	5.68	336	24	756	70
700000.01 =< ... < 800000.01	14,042,951.95	21	5.12	720,148.56	5.50	6.38	5.98	5.70	334	26	747	70
800000.01 =< ... < 900000.01	13,898,227.95	19	5.06	829,228.28	5.38	6.13	5.85	5.60	333	24	747	69
900000.01 =< ... < 1000000.01	14,758,107.74	17	5.38	935,549.11	5.50	6.13	5.94	5.69	338	22	741	68
1000000 =< ... < 1250000	14,108,577.82	16	5.14	956,120.01	5.50	6.13	5.98	5.73	336	24	748	66
>= 1250000.01	7,546,371.62	6	2.75	1,429,860.30	5.50	6.00	5.88	5.64	342	18	713	66
state TOP 10
CA	136,504,482.36	261	49.73	562,929.68	5.25	6.50	6.00	5.73	339	21	748	70
Other	41,053,050.82	80	14.96	525,871.67	5.63	6.63	5.99	5.69	333	26	756	73
FL	16,536,709.14	30	6.02	567,952.84	5.50	6.50	5.97	5.70	341	19	754	70
GA	16,438,611.70	30	5.99	583,221.95	5.38	6.13	5.87	5.62	345	15	758	74
TX	11,383,410.98	23	4.15	553,389.74	5.38	6.25	5.83	5.56	327	30	755	71
VA	10,303,923.12	24	3.75	508,504.56	5.50	6.13	5.85	5.60	324	28	751	68
MD	10,179,138.94	20	3.71	573,307.73	5.63	6.38	5.84	5.54	332	27	747	71
WA	8,931,545.41	18	3.25	532,467.70	5.50	6.24	5.91	5.66	336	22	734	72
CO	8,789,265.67	18	3.20	551,579.86	5.38	6.38	5.89	5.59	333	27	766	65
AZ	7,822,603.02	15	2.85	529,478.81	5.63	6.25	6.02	5.75	338	21	749	72
IL	6,527,716.90	13	2.38	535,723.80	5.63	6.13	5.83	5.58	322	34	758	69
Orig_LTV
0 =< ... < 50.01	18,623,234.61	39	6.79	566,186.46	5.38	6.50	5.89	5.59	331	28	761	42
50.01 =< ... < 60.01	27,601,605.48	52	10.06	579,106.14	5.25	6.50	5.90	5.64	335	24	757	56
60.01 =< ... < 70.01	65,408,847.25	123	23.83	587,432.05	5.38	6.50	5.94	5.67	332	26	750	66
70.01 =< ... < 80.01	159,573,786.13	312	58.14	534,087.76	5.38	6.63	5.99	5.71	339	20	749	78
80.01 =< ... < 90.01	2,638,218.03	5	0.96	527,643.61	5.88	6.04	5.94	5.69	341	19	749	87
90.01 =< ... < 100.01	624,766.56	1	0.23	624,766.56	5.88	5.88	5.88	5.63	324	36	742	100
Curr_Rate
5.25 =< ... < 5.5	1,921,635.02	15	0.70	519,941.32	5.25	5.38	5.37	5.13	327	33	763	68
5.5 =< ... < 5.75	28,540,641.93	72	10.40	587,104.34	5.50	5.63	5.59	5.35	326	33	757	65
5.75 =< ... < 6	78,361,941.59	144	28.55	544,180.15	5.75	5.99	5.85	5.60	336	22	756	70
6 =< ... < 6.25	149,425,107.41	268	54.44	558,558.19	6.00	6.24	6.05	5.80	340	20	747	72
6.25 =< ... < 6.5	9,735,804.68	20	3.55	486,790.23	6.25	6.38	6.30	5.65	329	31	753	67
6.5 =< ... < 6.75	6,485,327.43	13	2.36	498,871.34	6.50	6.63	6.51	5.86	328	32	739	68
Property_Type
2-4 Family	3,831,983.84	5	1.40	766,396.77	5.88	6.50	6.11	5.74	339	21	737	69
Condo	9,813,607.13	20	3.58	496,235.56	5.63	6.13	5.99	5.74	342	18	754	76
PUD	71,325,407.62	139	25.99	551,382.85	5.25	6.50	5.94	5.68	340	19	753	73
Single Family Residence	189,499,459.47	368	69.04	554,207.58	5.38	6.63	5.96	5.68	335	24	750	70
Purpose
Purchase	121,440,171.29	231	44.25	546,350.86	5.38	6.63	6.00	5.73	339	21	753	75
Refinance - Cashout	81,681,838.48	151	29.76	566,551.12	5.38	6.50	5.99	5.72	340	20	745	68
Refinance - Rate Term	71,348,448.29	150	25.99	550,606.88	5.25	6.50	5.85	5.58	329	29	754	66
Occupancy
Investment	1,886,073.27	3	0.69	628,691.09	6.00	6.63	6.22	5.85	337	23	754	67

This  free writing prospectus is  not required  to contain all information that is required to be  included in the  base prospectus and the  prospectus supplement  that will be  prepared for the securities  offering to which  this free writing prospectus relates. This  free writing prospectus is  not an offer to  sell or a  solicitation of an offer to  buy these securities in any state  where such offer, solicitation or sale is  not permitted. The information in this free writing prospectus is  preliminary, and may be  superseded by an additional free writing prospectus provided to  you prior to the time  you enter into a contract of sale. This preliminary free writing prospectus is being  delivered to you solely to  provide you with  information about the  offering of the Certificates referred to in this preliminary free writing prospectus and to  solicit an offer to  purchase the  Certificates, when, as and if issued. Any such offer to  purchase made  by you will not be accepted and will not constitute a  contractual commitment by you to  purchase any of the Certificates  until we have accepted your offer to  purchase Certificates. We will not accept any offer by you to  purchase Certificates, and  you will not have any contractual commitment to  purchase any of the Certificates  until after you have received the  free writing prospectus provided to  you prior  to the  time you enter into a  contract of sale. You may withdraw your offer to purchase Certificates at any time prior  to our acceptance of your offer. Any legends, disclaimers  or other notices that may appear at the  bottom of the  email communication to which  this free writing prospectus is attached relating to (1) these materials not constituting an offer (or a solicitation of an offer), (2)  no representation that these materials are accurate or complete and may not be updated or (3) these materials possibly being  confidential are not applicable to these materials and should  be disregarded. Such legends, disclaimers  or other notices  have been automatically generated as  a result of these materials having been sent via Bloomberg or another system.

	Total Sched Bal	Loan Count	PCT	Avg Sched Bal	Min Coupon	Max Coupon	WAC	Net Rate	Cutoff RTerm	Cutoff Season	FICO	LTV
Primary	262,627,138.87	511	95.69	551,979.10	5.25	6.50	5.96	5.69	337	23	751	71
Secondary	9,957,245.92	18	3.63	577,772.75	5.63	6.50	5.94	5.67	338	22	736	70
Orig_Term
252 =< ... < 264	394,572.58	1	0.14	394,572.58	6.00	6.00	6.00	5.75	219	33	793	70
300 =< ... < 312	1,222,148.71	3	0.45	441,117.00	5.63	5.75	5.72	5.47	266	34	731	60
312 =< ... < 324	794,268.82	1	0.29	794,268.82	5.88	5.88	5.88	5.63	287	35	781	65
324 =< ... < 336	419,253.47	1	0.15	419,253.47	5.88	5.88	5.88	5.63	289	35	759	77
336 =< ... < 348	2,620,612.22	6	0.95	454,532.01	5.63	6.00	5.84	5.59	308	34	773	68
348 =< ... < 360	2,868,155.02	6	1.04	538,603.18	5.63	5.88	5.76	5.51	317	34	748	68
360 =< ... < 372	266,151,447.24	514	96.97	555,363.90	5.25	6.63	5.96	5.69	338	22	751	71
Doc_Type
Full	168,532,223.22	322	61.40	560,112.72	5.25	6.50	5.95	5.70	339	20	752	72
Reduced (partial)	75,264,432.04	146	27.42	552,589.67	5.38	6.63	6.00	5.68	332	27	746	70
Stated / Stated	30,673,802.80	64	11.18	520,514.27	5.38	6.38	5.89	5.64	334	25	759	68
Fico
550 =< ... < 600	1,521,329.35	3	0.55	507,109.78	5.88	6.13	5.97	5.72	342	18	583	79
600 =< ... < 650	4,253,750.99	7	1.55	607,678.71	5.75	6.13	6.04	5.79	334	26	639	75
650 =< ... < 700	35,336,218.48	65	12.87	573,968.38	5.38	6.50	5.99	5.71	335	24	681	70
700 =< ... < 750	70,990,626.59	134	25.86	567,358.46	5.38	6.50	5.97	5.69	337	22	727	71
750 =< ... < 800	134,828,098.38	266	49.12	550,946.42	5.25	6.63	5.94	5.67	337	22	776	71
800 =< ... < 850	27,540,434.27	57	10.03	503,271.80	5.38	6.50	5.97	5.71	337	22	807	68
interest_only_period
0	244,537,406.10	477	89.09	549,789.83	5.25	6.63	5.97	5.69	336	23	750	71
120	27,847,487.85	51	10.15	588,470.32	5.38	6.13	5.92	5.67	346	14	762	69
180	1,486,924.26	3	0.54	495,641.42	5.79	5.88	5.85	5.60	341	19	752	80
60	598,639.85	1	0.22	598,639.85	6.00	6.00	6.00	5.75	327	33	689	67

This  free writing prospectus is  not required  to contain all information that is required to be  included in the  base prospectus and the  prospectus supplement  that will be  prepared for the securities  offering to which  this free writing prospectus relates. This  free writing prospectus is  not an offer to  sell or a  solicitation of an offer to  buy these securities in any state  where such offer, solicitation or sale is  not permitted. The information in this free writing prospectus is  preliminary, and may be  superseded by an additional free writing prospectus provided to  you prior to the time  you enter into a contract of sale. This preliminary free writing prospectus is being  delivered to you solely to  provide you with  information about the  offering of the Certificates referred to in this preliminary free writing prospectus and to  solicit an offer to  purchase the  Certificates, when, as and if issued. Any such offer to  purchase made  by you will not be accepted and will not constitute a  contractual commitment by you to  purchase any of the Certificates  until we have accepted your offer to  purchase Certificates. We will not accept any offer by you to  purchase Certificates, and  you will not have any contractual commitment to  purchase any of the Certificates  until after you have received the  free writing prospectus provided to  you prior  to the  time you enter into a  contract of sale. You may withdraw your offer to purchase Certificates at any time prior  to our acceptance of your offer. Any legends, disclaimers  or other notices that may appear at the  bottom of the  email communication to which  this free writing prospectus is attached relating to (1) these materials not constituting an offer (or a solicitation of an offer), (2)  no representation that these materials are accurate or complete and may not be updated or (3) these materials possibly being  confidential are not applicable to these materials and should  be disregarded. Such legends, disclaimers  or other notices  have been automatically generated as  a result of these materials having been sent via Bloomberg or another system.